Exhibit 99.1

Finish Line Announces Election of Director and Cash Dividend

INDIANAPOLIS, January 9, 2009  -- The Finish Line, Inc. (Nasdaq:  FINL) announced today that its Board of Directors elected Glenn S. Lyon as a new director of The Finish Line, Inc.  Mr. Lyon was elected for a term expiring at the 2011 Annual Meeting.  Mr. Lyon became the Chief Executive Officer of The Finish Line, Inc. as of December 1, 2008. Prior to December 1, 2008, Mr. Lyon served as the Company’s President since October 2003.

The Board of Directors also declared a quarterly cash dividend of $0.03 per share of Class A and Class B common stock.  The quarterly cash dividend will be payable on March 16, 2009 to shareholders of record on February 27, 2009.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online and 93 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com

Investor Relations:

CONTACT:	Steven J. Schneider, 317-899-1022 ext. 6528
President, COO and Interim CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis